Exhibit 5.1

[LETTERHEAD OF SEWARD & KISSEL]

[Date]

GSL Holdings, Inc. 500 Park Avenue, 5th Floor

New York, New York, 10022

Tel: (212) 993-1670

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to GSL Holdings, Inc., a Marshall Islands corporation (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of [                    ] common shares, par value US$0.01 per share, of the Company (the “Shares”) to holders of shares of common stock of Marathon Acquisition Corp. and the assumption of outstanding warrants of Marathon Acquisition Corp. The Registration Statement was filed in connection with the merger of Marathon Acquisition Corp. with and into the Company and the merger of Global Ship Lease, Inc. with and into the Company, with the Company as the surviving company (such mergers, collectively, the “Merger”) pursuant to the Agreement and Plan of Merger dated as of March 21, 2008 between the Company, Marathon Acquisition Corp., Global Ship Lease, Inc. and CMA CGM S.A. (the “Merger Agreement”), as described in the form of Joint Proxy Statement/Prospectus included in the Registration Statement (the “Proxy/Prospectus”).

In connection herewith, we have examined originals or copies certified to our satisfaction of the following:

(1)	the Registration Statement;

(2)	the Merger Agreement;

(3)	the Articles of Incorporation and By-laws of the Company (as certified by the [Secretary] thereof in a certificate dated ________ __, 2008); and

(4)	resolutions of the Board of Directors and of the shareholders of Company approving the Merger and the execution of the Merger Agreement (as certified by the [Secretary] thereof in a certificate dated ________ __, 2008).

We have also examined and relied, as to factual matters, upon originals, or copies certified to our satisfaction, of such records, documents, certificates of officers of the Company and of public officials and other instruments, and made such other inquiries, as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below. As to questions of fact material to this opinion, we have, where relevant facts were not independently established, relied upon, among other things, the representations made in the Registration Statement, the Merger Agreement and the certificates of officers of the Company.

For the purpose of this opinion, we have assumed:

(1)	the power, authority and legal right of all parties (other than the Company) to the Merger Documents (as defined below) to enter into and to perform their respective obligations thereunder;

(2)	the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the genuineness of all signatures on all documents, the completeness and the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents;

(3)	due compliance of the Merger Agreement with all matters of, and the validity and enforceability thereof under, all such laws as govern or relate to it (other than the laws of the Marshall Islands as to which we are opining);

(4)	that the certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in connection with the Merger and the execution, acknowledgement and filing thereof will be in such form as required by and will duly comply with all matters of Delaware law and all such other laws as govern or relate to them;

(5)	that each of the articles of merger (the “Articles of Merger” and, together with the Merger Agreement and the Certificate of Merger, the “Merger Documents”) to be filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands and the execution, acknowledgement and filing thereof will be in such form as required by and will duly comply with all matters of Marshall Islands law and all such other laws as govern or relate to them;

(6)	that each of the parties to the Merger Documents (other than the Company to the extent the laws of the Republic of the Marshall Islands apply to its delivery of the Merger Agreement) has or, upon or prior to consummation of the Merger, will have duly and validly authorized and executed and has or, upon or prior to consummation of the Merger, will have duly delivered the Merger Documents to which it is a party and has or, upon or prior to consummation of the Merger, will have complied with all legal requirements pertaining to its status as such status relates to its rights to seek the benefits of and enforce the Merger Documents;

(7)

that any required consents, licenses, permits, approvals, exemptions or authorizations of or by any governmental authority or other executive, administrative or regulatory body of any jurisdiction other than the Republic of the Marshall Islands in connection with the Merger and the transactions contemplated by the Merger Documents and the Registration Statement have been duly obtained or, upon or prior to consummation of the Merger, will have been duly obtained; and

(8)	there have been no supplements, modifications or amendments to, or waivers under, the Merger Documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon consummation of the Merger as contemplated by the Merger Agreement when the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware and when the Articles of Merger shall have each been duly filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands, the Shares will have been duly authorized and will be validly issued, fully paid and nonassessable.

This opinion letter is limited solely to the laws of the Republic of the Marshall Islands as in effect on the date hereof and we express no opinion concerning the laws of any other jurisdiction.

We hereby consent to the filing of a form of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Proxy/Prospectus included in the Registration Statement.

Very truly yours,

SEWARD & KISSEL LLP